Exhibit 2.1

[CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED

AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

SHARE PURCHASE AGREEMENT

Among

SIRF TECHNOLOGY HOLDINGS, INC.

and

THE SHAREHOLDERS OF KISEL MICROELECTRONICS, AB

April 15, 2005

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4.12	Absence of Litigation	27
4.13	Brokers or Finders	28
4.14	No Conflict with Other Instruments	28
4.15	Certain Advances	28
4.16	No Misleading Statements	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		29
5.1	Organization	29
5.2	Authority	29
5.3	No Conflict with Other Instruments	29
5.4	Governmental Consents	29
5.5	SEC Documents	30
5.6	Shares of Purchaser Common	30
5.7	Brokers or Finders	30

ARTICLE VI ADDITIONAL AGREEMENTS		30
6.1	Stock Options	30
6.2	Employment	31
6.3	Expenses	31
6.4	Public Disclosure	31
6.5	Reasonable Efforts	31
6.6	Conduct; Notification of Certain Matters	32
6.7	Additional Documents and Further Assurances	32
6.8	Acknowledgement	32
6.9	Conduct of Business.	32

ARTICLE VII CONDITIONS TO THE CLOSING		33
7.1	Conditions to Obligations of Each Party to Effect the Closing	33
7.2	Additional Conditions to Obligations of the Shareholders	33
7.3	Additional Conditions to the Obligations of Purchaser	34

ARTICLE VIII INDEMNIFICATION AND ESCROW		36
8.1	Survival of Representations and Warranties, Etc.	36
8.2	Indemnification and Escrow Arrangements	37

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		41
9.1	Termination	41
9.2	Effect of Termination	42
9.3	Amendment or Supplement	42
9.4	Extension of Time, Waiver	42

ARTICLE X GENERAL		43
10.1	Notices	43
10.2	Headings	44
10.3	Counterparts	44
10.4	Entire Agreement; Assignment	44
10.5	Severability	44

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10.6	Other Remedies	45
10.7	Interpretation	45
10.8	Governing Law	45
10.9	Appointment of Agent	45
10.10	Absence of Third-Party Beneficiary Rights	45
10.11	Arbitration	45

Exhibit A-1	Form of Standard Employment Agreement
Exhibit A-2	Form of Managing Employment Agreement
Exhibit B	Form of Power of Attorney
Exhibit C	Form of Acknowledgement
Exhibit D	Form of Proprietary Information and Inventions Agreement
Exhibit E	Form of Non-Competition and Non-Solicitation Agreement
Exhibit F	Form of Opinion of White & Case Advokat AB
Exhibit G	Form of Share Reserve Agreement
Exhibit H	Form of Escrow Agreement

Schedule I	List of Shareholders
Schedule II	Consideration Schedule
Schedule 7.3(e)	Third Party Consents
Schedule 7.3(p)	Indebtedness

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) has been entered into on this 15th day of April, 2005 (the “Effective Date”), by and among SIRF TECHNOLOGY HOLDINGS, INC., a Delaware corporation (“Purchaser”), the persons and entities listed on Schedule I hereto under “Investors” (the “Investors”), the persons listed on Schedule I hereto under “Employees” (the “Employees”), the person listed on Schedule I hereto under “Board Adviser” (the “Board Adviser”) and the persons listed on Schedule I hereto under “Founders” (the “Founders” and, together with the Investors, the Employees and the Board Adviser, the “Shareholders”).

WITNESSETH:

WHEREAS, the Shareholders collectively own all of the issued and outstanding share capital (collectively, the “Company Shares”) and all of the outstanding options to acquire Company Shares (the “Company Options”) of Kisel Microelectronics, AB, org. no. 556579-1844, a limited liability company organized and existing under the laws of Sweden, having its registered office at Hitechbuilding 131, SE-101 52, Stockholm, Sweden (the “Company”);

WHEREAS, concurrent with the execution and delivery of this Agreement (i) each of the Founders shall have entered into a Non-Competition Agreement (as defined in Section 7.3(l)) with the Purchaser, (ii) each of the Founders shall have entered into an Employment Agreement (as defined in Section 7.3(h)) with the Company and the Purchaser and a Proprietary Information and Inventions Agreement (as defined in Section 7.3(h)) with the Purchaser, (iii) each of the Employees shall have entered into a Proprietary Information and Inventions Agreement (as defined in Section 7.3(h)) with the Company and the Purchaser, and (iv) each of the Shareholders shall have executed a Power of Attorney (as defined in Section 7.3(i)); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser wishes to purchase, and the Shareholders wish to sell, the Company Shares for the consideration set forth below:

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Purchaser and the Shareholders hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Company Shares. Upon and subject to the terms and conditions of this Agreement, Purchaser hereby offers to purchase from each Shareholder, and each Shareholder hereby undertakes to sell or procure the sale of and transfer to Purchaser, all legal and beneficial interest in that number of Company Shares as is set out against such Shareholder’s name in Schedule I hereto free from all liens, charges, and encumbrances of any description together with all rights now or hereafter attaching thereto with full title guarantee. At the closing of the transactions contemplated by this Agreement (the “Closing”), each Shareholder shall deliver or procure delivery to Purchaser of share certificates evidencing the Company Shares duly endorsed to Purchaser.

1.2 Shareholders’ Warranty and Waiver. Each of the Shareholders warrants to Purchaser that such Shareholder is entitled to sell and transfer to Purchaser the full legal and beneficial ownership of the Company Shares held by such Shareholder and that such shares are free and clear of any and all Encumbrances (as defined in Section 3.1 below). Each of the Shareholders hereby waives any right of redemption, pre-emption (Sw. “hembud/lösningsrätt”) or first or last refusal that it may have in connection to the Company Shares under the articles of association of the Company, any shareholders’ agreement or otherwise with respect to the transfer of the Company Shares contemplated under this Agreement. Nothing in this Agreement shall oblige Purchaser to buy any of the Company Shares or otherwise complete this Agreement unless the sale and purchase of all the Company Shares is completed simultaneously.

1.3 Purchase Price. The aggregate purchase price (the “Consideration”) to be paid by Purchaser for the Company Shares shall be a maximum of $33,000,000, divided into the Cash Payment (as defined below) and the payment through issuance of Purchaser Shares as per the below and to be allocated as follows:

(a) Company Shares Bought Against Consideration Paid in Cash. Of the Company Shares, Purchaser will purchase 88,569 shares from the Investors, Founders, Employees and Board Adviser against consideration paid in cash (the “Cash Payment”) divided into an initial payment to be paid at the Closing (the “Closing Cash Payment”) and, with respect to the Founders only, two potential additional payments (the “Additional Cash Payments”) according to the below.

(i) Closing Cash Payment.

(A) The Closing Cash Payment shall be an aggregate of $20,542,291, prior to the payment by the Shareholders of expenses incurred and to be incurred in connection with the Agreement in accordance with Section 6.3, allocated according to the following: (1) $12,998,159 in cash to the Investors as set forth in Schedule II attached hereto, (2) $3,694,214 in cash to the Founders as set forth in Schedule II attached hereto, (3) $1,375,068 in cash to the Employees as set forth in Schedule II attached hereto, and (4) $2,474,849 in cash to the Board Adviser as set forth in Schedule II attached hereto. Schedule II sets forth the number of Company Shares sold by each Investor, Founder, Employee and the Board Adviser in exchange for the Cash Payment.

(B) The Closing Cash Payment, less the Indemnification Escrow Consideration (as defined in Section 1.5(c)) shall be paid by Purchaser by check or wire transfer, payable in U.S. Dollars, to an account held by White & Case Advokat AB, counsel to the Shareholders (“White & Case”), for the benefit of the Shareholders. White & Case shall distribute the Closing Cash Payment to the Shareholders as set forth in Schedule II attached hereto after the deduction of expenses of the Shareholders (including legal fees) that exceed the $150,000 maximum aggregate of legal and tax counsel expenses pursuant to Section 6.3 or are expenses that do not qualify as legal or tax expenses under Section 6.3.

(ii) Additional Cash Payments. In addition to the Closing Cash Payment above, Purchaser will, subject to the below, pay the following Additional Cash Payments to the Founders for the shares acquired from the Founders pursuant to Section 1.3(a)(i) above:

(A) First Anniversary Payment. On the first anniversary of the Closing Date, Purchaser will pay each Founder for each Company Share sold by each Founder pursuant to this Section 1.3(a) and listed under the heading “Company Shares Exchanged for Cash” in Schedule II hereto, an amount equal to up to (i) the sum of (a) $*** multiplied by the number of the Company’s Employees and Founders employed on the date hereof that are still employed, by the Company, Purchaser or a Subsidiary of Purchaser (a “Subsidiary” of Purchaser shall mean a subsidiary whose financial statements are required to be consolidated with the financial statements of Purchaser under generally accepted accounting principles), and the number of the Company’s Employees and Founders employed on the date hereof that are not employed, if the employment has been terminated by the Company or Purchaser other than on grounds that would qualify as grounds for termination for personal reasons (Sw: “personliga skäl”) or dismissal (Sw: “avsked”) under the Swedish Act on Employment Protection (Sw: “Lagen om anställningsskydd”), which grounds, for the avoidance of doubt, shall not include redundancy (Sw: “arbetsbrist”), on such first anniversary of the Closing Date and (b) an amount equal to ***% of the *** revenue recognized by the Company during the first 12-month period ending on the first anniversary of the Closing Date, provided that such revenue is derived from *** of at least *** of the Company’s *** that are working on projects for “*** customers” and *** projects, and in the event that less than *** of the Company’s *** are available for *** customers, the *** revenue will be deemed to include *** revenue received by the Company from *** customers plus *** revenue received from *** calculated at the rate of $*** per man day per *** for the number of *** working on *** projects that exceeds ***, divided by (ii) the aggregate number of Company Shares held by the Founders listed under the heading “Company Shares Exchanged for Cash” Schedule II hereto; and

(B) Second Anniversary Payment. On the second anniversary of the Closing Date, Purchaser will pay each Founder for each Company Share sold by each Founder pursuant to this Section 1.3(a) and listed under the heading “Company Shares Exchanged for Cash” in Schedule II hereto, an amount equal to up to (i) the sum of (a) $*** multiplied by the number of the Company’s Employees and Founders employed on the date hereof that are still employed and the number of the Company’s Employees and Founders employed on the date hereof that are not employed, if the employment has been terminated by the Company or Purchaser other than on grounds that would qualify as grounds for termination for personal reasons (Sw: “personliga skäl”) or dismissal (Sw: “avsked”) under the Swedish Act on Employment Protection (Sw: “Lagen om anställningsskydd”), which grounds, for the avoidance of doubt, shall not include redundancy (Sw: “arbetsbrist”), on such first anniversary of the Closing Date and (b) an amount equal to ***% of the *** revenue recognized by the Company during the second 12-month period ending on the second anniversary of the Closing Date, provided that such revenue is derived from *** of at least *** of the Company’s *** that are working on projects for “*** customers” and not on *** projects, and in the event that less than

*** CONFIDENTIAL MATERIAL REDACTED AND

SEPARATELY FILED WITH THE COMMISSION

*** of the Company’s *** are available for *** customers, the *** revenue will be deemed to include *** revenue received by the Company from *** customers plus *** revenue received from *** calculated at the rate of $*** per man day per *** for the number of *** working on *** projects that exceeds ***, divided by (ii) the aggregate number of Company Shares held by the Founders listed under the heading “Company Shares Exchanged for Cash” in Schedule II hereto.

(C) The additional Cash Payment under (A) above shall in no event exceed $1,847,106 in the aggregate, or $68.41 per Company Share held by the Founders listed under the heading “Company Shares Exchanged for Cash” in Schedule II hereto, and the additional Cash Payment under (B) above shall in no event exceed $1,847,106 in the aggregate, or $68.41 per Company Share held by the Founders listed under the heading “Company Shares Exchanged for Cash” in Schedule II hereto. Thus, the total Cash Payment shall in no event exceed $24,236,504. Furthermore, the receipt of any Additional Cash Payment will be subject to the condition that the Founder is still employed by the Company, Purchaser or a Subsidiary of Purchaser, unless the employment has been terminated by the Company or Purchaser other than on grounds that would qualify as grounds for termination for personal reasons (Sw: “personliga skäl”) or dismissal (Sw: “avsked”) under the Swedish Act on Employment Protection (Sw: “Lagen om anställningsskydd”), which grounds, for the avoidance of doubt, shall not include redundancy (Sw: “arbetsbrist”), regardless of whether the particular Founder is covered by the Swedish Act on Employment Protection and the Company or Purchaser shall always have an obligation to state the grounds for termination of an employment in writing to a Founder, on the first or second anniversary of the Closing Date, as applicable; provided, however, that if a Founder dies or becomes unable to perform his duties due to “Disability” (which shall mean a condition disabling the individual from taking active part in the Company, to such extent that the individual is entitled to disability pension (Sw: “Förtidspension”) according to the Swedish Act on Social Insurance (Sw: “Socialförsäkringslagen”)) prior to the first or second anniversary of the Closing Date then the Additional Cash Payments, if any, that would have been payable to the Founder had the Founder been employed on such date, shall be paid to the Founder’s legal heirs or to the Founder, respectively.

(b) Company Shares Bought Against Consideration Paid through Issuance of Purchaser Shares. Of the Company Shares, Purchaser will further purchase the remaining 32,025 shares from the Founders and Employees against consideration paid with (i) $0.0001 in cash per Company Share and (ii) through the issuance of the number of shares (the “Purchaser Shares”) of common stock, $0.0001 par value per share, of Purchaser (“Purchaser Common”) having an aggregate market value of $7,388,427 to the Founders and the number of shares having an aggregate market value of $1,375,068 to the Employees, as set forth in Schedule II attached hereto. Schedule II sets forth the number of Company Shares sold by each Founder and Employee in exchange for Purchaser Shares. All of such Purchaser Shares shall be placed in the Share Reserve (defined in Section 1.5) as set forth in Section 1.5.

*** CONFIDENTIAL MATERIAL REDACTED AND

SEPARATELY FILED WITH THE COMMISSION

1.4 Adjustments. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of Purchaser shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Purchaser Common constituting all or part of the Consideration shall be appropriately adjusted.

1.5 Share Reserve; Escrow Consideration; Additional Cash Payment Determinations. The Purchaser Shares issued as a portion of the Consideration shall be placed and held in book entry in the name of each Founder and Employee in a reserve (the “Share Reserve”) to be established by The Bank of New York, the transfer agent and registrar of Purchaser Common (the “Transfer Agent”) and a portion of the Closing Cash Payment shall be placed in escrow as follows:

(a) Purchaser Shares to be Held in Reserve. One hundred percent (100%) of the Purchaser Shares issued to each Founder (as to each such Founder, the “Founder Reserve Shares”) and one hundred percent (100%) of the Purchaser Shares issued to each Employee (as to each such Employee, the “Employee Reserve Shares”) shall be placed in the Share Reserve as collateral for the agreement of each Founder to enter into the Employment Agreements (as defined in Section 7.3(h)) and each Founder and Employee to maintain employment with the Company, Purchaser or a Subsidiary of Purchaser, with Purchaser Shares to be released from the Share Reserve from book entry form into certificated shares as follows:

(i) Twenty-five percent (25%) of the Founder Reserve Shares and the Employee Reserve Shares with respect to a Founder or Employee, as applicable, will be released from the Share Reserve on the one year anniversary of the Closing Date, provided that such Founder or Employee is still employed by the Company, Purchaser or a Subsidiary of Purchaser on such anniversary of the Closing Date, with the exception as stated in (vii) below.

(ii) Twenty-five percent (25%) of the Founder Reserve Shares and the Employee Reserve Shares with respect to a Founder or Employee, as applicable, will be released from the Share Reserve on the two year anniversary of the Closing Date, provided that such Founder or Employee is still employed by the Company, Purchaser or a Subsidiary of Purchaser on such anniversary of the Closing Date, with the exception as stated in (vii) below.

(iii) Twenty-five percent (25%) of the Founder Reserve Shares and the Employee Reserve Shares with respect to a Founder or Employee, as applicable, will be released from the Share Reserve on the three year anniversary of the Closing Date, provided that such Founder or Employee is still employed by the Company, Purchaser or a Subsidiary of Purchaser on such anniversary of the Closing Date, with the exception as stated in (vii) below.

(iv) Twenty-five percent (25%) of the Founder Reserve Shares and the Employee Reserve Shares with respect to a Founder or Employee, as applicable, will be released from the Share Reserve on the four year anniversary of the Closing Date, provided that such Founder or Employee is still employed by the Company, Purchaser or a Subsidiary of Purchaser on such anniversary of the Closing Date, with the exception as stated in (vii) below.

(v) Schedule II sets forth, with respect to each Founder and Employee, the number of Founder Reserve Shares and Employee Reserve Shares to be released from the Share Reserve at each anniversary of the Closing Date. The release of any of the Founder Reserve Shares and the Employee Reserve Shares will be subject to the condition that the Founder or Employee in question is still employed by the Company, Purchaser or a Subsidiary of Purchaser, with the exception as stated in (vii) below, on the first, second, third or fourth anniversary of the Closing Date, as applicable.

(vi) Any Founder Reserve Shares or Employee Reserve Shares not released to the Founders and Employees according to (i) through (iv) above, will be promptly released from the Share Reserve to Purchaser.

(vii) The Founders and Employees agree that, as to each Founder and Employee, any Founder Reserve Shares or Employee Reserve Shares which remain in the Share Reserve at the time such Founder or Employee dies, becomes unable to perform his duties due to Disability, terminates his employment with the Company or Purchaser, or is terminated by the Company or Purchaser on grounds that would qualify as grounds for termination for personal reasons (Sw: “personliga skäl”) or dismissal (Sw: “avsked”) under the Swedish Act on Employment Protection (Sw: “Lagen om anställningsskydd”), which grounds, for the avoidance of doubt, shall not include redundancy (Sw: “arbetsbrist”), regardless of whether the particular Founder or Employee is covered by the Swedish Act on Employment Protection, will be promptly released from the Share Reserve to Purchaser following the occurrence of such event, subject to the procedures set forth in Section 1.5(b) below. In the event that a Founder or Employee is terminated by the Company or Purchaser other than on grounds that would qualify as grounds for termination for personal reasons (Sw: “personliga skäl”) or dismissal (Sw: “avsked”) under the Swedish Act on Employment Protection (Sw: “Lagen om anställningsskydd”), which grounds, for the avoidance of doubt, shall not include redundancy (Sw: “arbetsbrist”), regardless of whether the particular Founder or Employee is covered by the Swedish Act on Employment Protection, any Founder Reserve Shares or Employee Reserve Shares which remain in the Share Reserve on the applicable one, two, three and four year anniversaries will be released from the Share Reserve to such Founder or Employee on the one, two, three and four year anniversaries in the amounts set forth on Schedule II attached hereto, subject to the procedures set forth in Section 1.5(b) below. For the avoidance of doubt, the Founder Reserve Shares or Employee Reserve Shares shall be not be released to a Founder or Employee from the Share Reserve prior to the applicable one, two, three or four year anniversary. The Company or Purchaser shall always have an obligation to state the grounds for termination of an employment in writing to a Founder or Employee.

(b) Establishment, Maintenance and Termination of Share Reserve.

(i) As soon as practicable after the Closing, the Founder Reserve Shares and Employee Reserve Shares (plus any additional shares as may be issued in respect of Founder Reserve Shares or Employee Reserve Shares upon any stock split, stock dividend or recapitalization effected by Purchaser after the Closing) (collectively, the “Reserve Shares”) will be issued at Purchaser’s irrevocable instruction by Transfer Agent in book entry in the name of each Founder and Employee and placed into and held in the Share Reserve, to be governed by the terms set forth in this Agreement with respect to the Reserve Shares, and in the Share Reserve Agreement to be entered into by Purchaser and the Transfer Agent in substantially the form of Exhibit G attached hereto (the “Share Reserve Agreement”). The issuance of the Founder Reserve Shares and Employee Reserve Shares shall be effective as of the Closing Date. The Share Reserve shall be held separate from other shares of Purchaser Common by Transfer Agent and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Section 1.5 and the Share Reserve Agreement. Transfer Agent shall maintain a list of all Reserve Shares held by each Founder and Employee in the Share Reserve, as adjusted from time to time and at least annually as a result of releases to Founders and Employees in accordance with Section 1.5(a)(i)-(iv) and to Purchaser, if any, in accordance with Section 1.5(b)(v).

(ii) Subject to the requirements set forth in Section 1.5(a) and (b), the Share Reserve shall be in existence immediately following the Closing time and shall terminate at 5:00 p.m., California time, on the fourth anniversary of the Closing Date (the “Share Reserve Period”). Within ten (10) days of the fourth anniversary of the Closing Date (the “Share Reserve Expiration Date”), the Transfer Agent shall deliver to Purchaser the remaining portion of the Founder Reserve Shares and Employee Reserve Shares held in the Share Reserve on such date; provided, however, that if Purchaser has delivered a Hold Notification (as defined in Section 1.5(b)(vi)), then the Transfer Agent shall continue to hold the Founder Reserve Shares or Employee Reserve Shares in respect of such Hold Notification in the Share Reserve until a Share Officer’s Certificate (as defined Section 1.5(b)(v)) or final instruction regarding the release to the Employee, Founder or Purchaser shall be delivered by Purchaser to the Transfer Agent pursuant to the procedures set forth in Section 1.5(b)(vi).

(iii) Any shares of Purchaser Common or other equity securities issued or distributed by Purchaser (including shares issued upon a stock split) in respect of Founder Reserve Shares or Employee Reserve Shares in the Share Reserve at the time of issuance or distribution shall be added to the Share Reserve and become a part thereof, and shall be included in the definition of “Founder Reserve Shares” and “Employee Reserve Shares.” Cash dividends on Founder Reserve Shares and Employee Reserve Shares in the Share Reserve shall be held by the Transfer Agent in connection with the Share Reserve, to be distributed proportionally together with the Founder Reserve Shares and Employee Reserve Shares upon distribution thereof.

(iv) Each Founder and each Employee shall have voting rights and cash dividend distribution rights with respect to the shares of Purchaser Common contributed to the Share Reserve on behalf of such Founder and Employee (and on any voting securities added to the Share Reserve in respect of such shares of Purchaser Common).

(v) Upon receipt by the Transfer Agent of a certificate signed by any officer of Purchaser (a “Share Officer’s Certificate”) in substantially the form attached as Exhibit C to the Share Reserve Agreement stating that a Founder or Employee has died, has become unable to perform his duties due to Disability, has terminated his employment with the Company or Purchaser, or has been terminated by the Company or Purchaser on grounds that would qualify as grounds for termination for personal reasons (Sw: “personliga skäl”) or dismissal (Sw: “avsked”) under the Swedish Act on Employment Protection (Sw: “Lagen om anställningsskydd”), the Transfer Agent shall deliver to Purchaser out of the Share Reserve, as promptly as practicable, any Founder Reserve Shares or Employee Reserve Shares of such Founder or Employee held in the Share Reserve, including any cash dividends as may be distributed in respect of such Founder Reserve Shares or Employee Reserve Shares or any additional shares as may be issued in respect of such Founder Reserve Shares or Employee Reserve Shares upon any stock split, stock dividend or recapitalization effected by Purchaser after the Closing.

(vi) In the event that a Founder or Employee is terminated by the Company or Purchaser on grounds that would qualify as grounds for termination for personal reasons (Sw: “personliga skäl”) or dismissal (Sw: “avsked”) under the Swedish Act on Employment Protection (Sw: “Lagen om anställningsskydd”), which grounds, for the avoidance of doubt, shall not include redundancy (Sw: “arbetsbrist”), then at least five (5) business days prior to delivery of the Share Officer’s Certificate to the Transfer Agent, Purchaser shall deliver a copy of any such Share Officer’s Certificate and a copy of a Hold Notification (defined below) to the Founder or Employee who is the subject of the Share Officer’s Certificate. Purchaser shall also deliver a notification to the Transfer Agent in substantially the form attached as Exhibit D to the Share Reserve Agreement to hold such Founder Reserve Shares or Employee Reserve Shares from any release (a “Hold Notification”) until a Share Officer’s Certificate or other written instruction shall be delivered to the Transfer Agent by Purchaser based on the outcome of the following procedures in this Section 1.5(b)(vi). The Founder or Employee shall have five (5) business days after the Share Officer’s Certificate is given to review and consider such Share Officer’s Certificate and to notify Purchaser in writing that such Founder or Employee disputes such Share Officer’s Certificate, setting forth in reasonable detail the basis for any dispute (a “Share Dispute Notice”). If the Founder or Employee does not deliver a Share Dispute Notice within ten (10) business days after the Share Officer’s Certificate is given, or if the Founder or Employee accepts the Share Officer’s Certificate in writing, such Share Officer’s Certificate shall be final, binding and conclusive upon Purchaser and such Founder or Employee, and Purchaser shall deliver the Share Officer’s Certificate to the Transfer Agent. In the event a Share Dispute Notice is delivered, the Founder or Employee and representatives of Purchaser shall meet within ten (10) business days after the Share Dispute Notice is given and shall negotiate in good faith to resolve such dispute. If a final resolution of such dispute is reached, the resolution shall be reduced to a writing signed by the Purchaser and the Founder or Employee and shall be final, binding and conclusive upon Purchaser and such Founder or Employee, and Purchaser shall give a written instruction to the Transfer Agent regarding the number and timing of release of the Founder Reserve Shares or Employee Reserve Shares to such Founder or Employee and/or to the Purchaser, as applicable, and provide a copy of such instruction to such Founder or Employee. If no final resolution is reached within ten (10) business days after a Share Dispute Notice is given, the final determination of such dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 8.2(h) of this Agreement. The determination of the arbitrators shall be final, binding and conclusive upon Purchaser and such Founder or Employee, and Purchaser shall give a written instruction to the Transfer Agent regarding the number and timing of release of the Founder Reserve Shares or Employee Reserve Shares to such Founder or Employee, and/or to the Purchaser, as applicable, and provide a copy of such instruction to such Founder or Employee.

(vii) Purchaser shall provide the Transfer Agent with a copy of this Agreement, including Schedules I and II attached hereto. Each Founder and each Employee shall have sole responsibility for providing any changes to the address set forth for such Founder or Employee on Schedule I attached hereto to Transfer Agent and to Purchaser at the addresses set forth in the Share Reserve Agreement. In the event that any Founder or Employee fails to provide current address information to the Transfer Agent and the certificates representing any Reserve Shares are returned to the Transfer Agent as unable to be delivered, and Transfer Agent and Purchaser are not able to locate Founder or Employee using reasonable efforts, any Reserve Shares remaining unclaimed by such Founder or Employee for three years after the Share Reserve Expiration Date (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Purchaser free and clear of any claims or interest of any person previously entitled thereto.

(c) Indemnification Escrow Account. From the Closing Date until the one-year anniversary of the Closing Date (the “Indemnification Expiration Date”), ten percent (10%) of the Closing Cash Payment shall be held as collateral for the indemnification obligations of the Shareholders pursuant to Article VIII of this Agreement (the “Indemnification Escrow Consideration”). All of the Shareholders shall contribute to the Indemnification Escrow Consideration in proportion to their relative interest in the Closing Cash Payment, and the dollar amount (the “Escrow Portion”) and percentage interest (calculated to six decimals, the “Escrow Percentage”) in the Indemnification Escrow Consideration of each Shareholder is set forth in Schedule II attached hereto and in Schedule I to the Escrow Agreement (defined below).

(d) Escrow Fund. At Closing, the Indemnification Escrow Consideration will be deposited by Purchaser with an independent U.S. institution acceptable to Purchaser, the Founders and the Employees, each of whose consent shall not be unreasonably withheld, as Escrow Agent (the “Escrow Agent”), such deposit to constitute the indemnification escrow fund (the “Indemnification Escrow Fund”) to be governed by the terms set forth in this Agreement with respect to the Indemnification Escrow Consideration and in the Escrow Agreement to be entered into by Purchaser, the Shareholders’ Representative (as defined in Section 1.7(a)) and the Escrow Agent in substantially the form of Exhibit H attached hereto (the “Escrow Agreement”).

Subject to the provisions of Article VIII of this Agreement, the Indemnification Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Section 1.5, Article VIII of this Agreement and the Escrow Agreement.

(e) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the requirements set forth in Section 8.2(d) of this Agreement, the Indemnification Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., California time, on the Indemnification Expiration Date (the “Indemnification Escrow Period”). Within ten (10) days of the Indemnification Expiration Date, the Escrow Agent shall deliver to each Shareholder the Escrow Portion (including Interest, as defined in the Escrow Agreement, earned thereon) remaining of such Shareholder’s Indemnification Escrow Consideration held in the Indemnification Escrow Fund.

(f) Protection of Escrow Funds. The Escrow Agent shall hold and safeguard the Indemnification Escrow Fund during the Indemnification Escrow Period and shall treat such fund as a trust fund in accordance with the terms of this Agreement.

(g) Determinations Regarding Satisfaction of Additional Cash Payment Conditions. No later than five (5) business days following the first and second anniversaries of the Closing Date, Purchaser shall provide the Founders a statement describing which relevant conditions of Section 1.3(a)(ii) have and have not been satisfied (in whole or in part) (a “Determination”) and shall pay the applicable Additional Cash Payment, if any, to each Founder as calculated in Section 1.3(a)(ii) based on the Determination. The Founders shall have ten (10) business days after the Determination is given to review and consider such Determination and to notify Purchaser in writing that the Founders dispute such Determination, setting forth in reasonable detail the basis for any dispute (each a “Dispute Notice”). If the Founders do not deliver a Dispute Notice within ten (10) business days after the Determination is given, or if the Founders accept the Determination in writing, such Determination shall be final, binding and conclusive upon Purchaser and each Founder. In the event a Dispute Notice is delivered, the Founders and representatives of Purchaser shall meet within ten (10) business days after the Dispute Notice is given and shall negotiate in good faith to resolve such dispute. If a final resolution of such dispute is reached, the agreed-upon amount shall be reduced to a writing signed by the Purchaser and the Founders and shall be final, binding and conclusive upon Purchaser and each Founder. If no final resolution is reached within ten (10) business days after a Dispute Notice is given, the final determination of such dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 8.2(h) of this Agreement. The determination of the arbitrators shall be final, binding and conclusive upon Purchaser and each Founder.

1.6 Agreement of Shareholders. Each of the Shareholders hereby consents and agrees with the other Shareholders and Purchaser to the allocation of the Consideration among the Shareholders in the manner set forth in Schedule II attached hereto. Shareholders agree that the payment by Purchaser to the escrow account of White & Case pursuant to Section 1.3(a)(i)(B) shall constitute full payment and satisfaction of the Closing Cash Payment by Purchaser with respect to each Shareholder, less the Indemnification Escrow Consideration pursuant to Section 1.5 and Article VIII, and shall hold Purchaser harmless for any deductions or adjustments made by White & Case prior to the cash payments by White & Case to each Shareholder. The Shareholders agree that pursuant to Section 1.5(c) the Indemnification Escrow Consideration shall be taken from the Closing Cash Payment attributable to each Shareholder. The Escrow Portion to be delivered to the Escrow Agent pursuant to the provisions of Section 1.5 and Article VIII on behalf of each Shareholder and such Shareholder’s Escrow Percentage of the Indemnification Escrow Consideration is set forth opposite such Shareholder’s name in Schedule II attached hereto and in Schedule I to the Escrow Agreement.

1.7 Shareholders’ Representative.

(a) In order to administer efficiently the transactions contemplated hereby, including (i) the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, and (ii) the defense and/or settlement of any claims that may be made by Purchaser following the Closing against the Indemnification Escrow Fund, the Shareholders hereby designate Tomas Melander as their representative (the “Shareholders’ Representative”), in accordance with the terms of the Power of Attorney (as defined in Section 7.3(i)).

(b) Each Shareholder irrevocably agrees that such Shareholder grants the Shareholders’ Representative full power and authority to act as agent and attorney-in-fact for each Shareholder, for and on behalf of the Shareholders, (i) to take all action necessary in connection with the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims that may be made by Purchaser following the Closing against the Indemnification Escrow Fund, (ii) to give and receive all notices required to be given or received by the Shareholders under this Agreement or the Escrow Agreement, (iii) to authorize delivery to Purchaser of Indemnification Escrow Consideration in satisfaction of claims by Purchaser, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (iv) to take any and all additional action necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing or as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement and the Escrow Agreement.

(c) The agency of the Shareholders’ Representative may be changed by the Shareholders from time to time upon not less than 30 days’ prior written notice to Purchaser. In the event that the Shareholders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, the Founders shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Shareholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto. The Shareholders’ Representative shall not receive compensation for his or her services. No provision of this Agreement shall restrict in any way the ability or right of the Shareholders’ Representative to voluntarily resign from such position at any time, and any such resignation shall be done without any liability to the Shareholders’ Representative.

(d) All decisions and actions by the Shareholders’ Representative, including without limitation any agreement between the Shareholders’ Representative and Purchaser relating to the defense and/or settlement of any claims that may be made by Purchaser following the Closing against the Indemnification Escrow Consideration held in the Indemnification Escrow Fund, shall be binding upon all of the Shareholders and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) By such Shareholder’s execution of this Agreement, each Shareholder agrees that:

(i) Purchaser shall be able to rely conclusively on the instructions and decisions of the Shareholders’ Representative as to the settlement of any claims for indemnification of Purchaser pursuant to the Escrow Agreement or Article VIII below or any other actions required or permitted to be taken by the Shareholders’ Representative hereunder, and no party hereunder shall have any cause of action against Purchaser to the extent that Purchaser has relied upon the instructions or decisions of the Shareholders’ Representative;

(ii) all actions, decisions and instructions of the Shareholders’ Representative shall be conclusive and binding upon all of the Shareholders and no Shareholder shall have any cause of action against the Shareholders’ Representative for any action taken, decision made or instruction given by the Shareholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Shareholders’ Representative;

(iii) notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Shareholders for purposes of this Agreement and the Escrow Agreement;

(iv) the provisions of this Section 1.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement;

(v) as between such Shareholder and the other Shareholders, the Shareholders’ Representative shall have full power to determine all questions and doubts arising in relation to any of the provisions of this Agreement and every such determination made in good faith shall be conclusive and binding on the Shareholders and the Shareholders’ Representative may act on the opinion or advice of or information obtained from any solicitor, attorney, banker, broker, accountant or other expert and shall not be responsible for any loss occasioned by so acting;

(vi) such Shareholder shall, together with all of the other Shareholders, jointly and severally indemnify the Shareholders’ Representative from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Shareholders’ Representative by Purchaser, the Company, other Shareholders, or any other person in connection with this Agreement and in suing for and recovering any sum due to the Shareholders or any of them under this Agreement;

(vii) in performing the functions specified in this Agreement and the Escrow Agreement, the Shareholders’ Representative shall not be liable to any Shareholder in the absence of willful misconduct on the part of the Shareholders’ Representative; and

(viii) the provisions of this Section 1.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the Shareholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f) All fees and expenses incurred by the Shareholders’ Representative shall be paid out of amounts remaining in the Indemnification Escrow Fund after satisfaction of all claims of Purchaser against such fund. Upon application by the Shareholders’ Representative to the Escrow Agent and Purchaser prior to the satisfaction of all claims of Purchaser against the Indemnification Escrow Fund, Purchaser may in its sole and absolute discretion authorize the Escrow Agent to release a portion of the Indemnification Escrow Fund to the Shareholders’ Representative in reimbursement of fees and expenses incurred by the Shareholders’ Representative prior to such time. Nothing in this Section 1.7(f) shall limit the obligations of the Shareholders under Section 1.7(e)(vi). In carrying out his functions under this Agreement, the Shareholders’ Representative shall be permitted, in his discretion, to solicit from each of the Shareholders an advancement of funds in an amount sufficient to cover the anticipated expense associated with any necessary or appropriate act hereunder, and each Shareholder, consistent with such Shareholder’s obligations pursuant to Section 1.7(e)(vi) above, shall comply with such request.

ARTICLE II

CLOSING

2.1 Closing. The Closing shall take place at the offices of White & Case Advokat AB, Nybrogatan 3, SE-114 85 Stockholm, Sweden, as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

2.2 Actions at the Closing. At the Closing:

(a) the Shareholders shall deliver to Purchaser:

(i) the various certificates, instruments and documents referred to in Section 7.3 below;

(ii) Share certificates (“Certificates”) representing the Company Shares duly endorsed to Purchaser;

(iii) The Company’s share register, setting forth Purchaser as the owner of the Company Shares;

(iv) A certificate by the Shareholders’ Representative and the Company’s Chief Executive Officer, in form and substance satisfactory to Purchaser, certifying that the Shareholders and/or the Company have satisfied each of the conditions set forth in Section 7.3 below, as applicable; and

(v) Certificates evidencing all outstanding Company Options not exercised prior to the Closing, to be cancelled at Closing.

(b) Purchaser shall deliver to the Shareholders:

(i) the various certificates, instruments and documents referred to in Section 7.2 below;

(ii) by check or wire transfer, payable in U.S. Dollars, to an account of White & Case Advokat AB, the amount of cash equal to the Closing Cash Payment, less the Indemnification Escrow Consideration, as set forth in Section 1.3(a)(i) and Schedule II hereto;

(c) Purchaser and the Transfer Agent shall execute and deliver the Share Reserve Agreement and Purchaser shall deliver to the Founders and Employees a copy of Purchaser’s irrevocable instruction to the Transfer Agent to issue and hold in book entry form in the names of the Founders and Employees and place into the Share Reserve the Founder Reserve Shares and Employee Reserve Shares pursuant to Section 1.5.

(d) Purchaser, the Shareholders’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and Purchaser shall deliver to the Escrow Agent by check or wire transfer, payable in U.S. Dollars, an amount equal to the Indemnification Escrow Consideration pursuant to Section 1.5 and Article VIII.

(e) Subject to the Closing and what follows from the Employment Agreements (as defined in Section 7.3(h)) and mandatory employment laws, as applicable, each Shareholder hereby waives, on behalf of itself and any person affiliated to it, in favor of Purchaser and the Company, any claim for any fees, damages or other compensation in respect of services provided by such Shareholder or such affiliated person at any time prior to the Closing Date.

(f) The Shareholders shall procure that (i) the resignations referred to in Section 7.3(f) be delivered; and (ii) all existing instructions to banks shall be cancelled and new instructions given in such form as Purchaser may require.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF EACH OF THE SHAREHOLDERS

Each Shareholder severally and not jointly represents and warrants to Purchaser that as to such Shareholder:

3.1 Authority. Such Shareholder has all legal capacity and authority to execute and deliver this Agreement and to carry out and perform such Shareholder’s respective obligations under the terms of this Agreement and the related agreements required to be entered into as conditions of Closing under Article VII hereof and consummate the transactions contemplated thereby. Such Shareholder has the full power to exchange, assign, transfer and deliver his, her or its Company Shares hereunder, free and clear of all covenants, conditions, voting trust arrangements, liens, encumbrances, equities, security interests, restrictions, claims, charges, and other claims or rights of third parties (“Encumbrances”). This Agreement, when executed and delivered by such Shareholder, will constitute the valid and legally binding obligation of such Shareholder, legally enforceable against such Shareholder in accordance with the terms of this Agreement. With respect to the Shareholders listed in Section 4.2(a) of the Company’s Disclosure Schedule (as defined in Article IV), such Shareholder’s ability to sell such Shareholder’s newly issued securities is subject to the information contained in Section 4.2(a) of the Company’s Disclosure Schedule.

3.2 No Conflict with Other Instruments. The execution and delivery of, and the performance by such Shareholder of, its obligations under this Agreement (including the Exhibits hereto), the related agreements required to be entered into as conditions of Closing under Article VII hereof, and the transactions contemplated hereby (i) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under (x) any provision of the charter documents of the Company or of such Shareholder (in the event the Shareholder is not an individual) or (y) any agreement, arrangement, order, judgment or decree of any court or any governmental agency, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which such Shareholder is a party or by which such Shareholder or any of his or its properties or assets is bound, (ii) will not conflict with, or result in any breach or violation of, any statute, judgment, decree, order, rule or governmental regulation applicable to such Shareholder or his or its properties or assets, or (iii) will not result in the imposition of any Encumbrance upon the Company Shares owned by such Shareholder.

3.3 Ownership of Securities. In respect of the number of the Company Shares set out against each Shareholders’ name in Section 4.2(d) of the Company’s Disclosure Schedule, and except as set forth in Section 4.2(a) of the Company’s Disclosure Schedule, such Shareholder has full title to the Company Shares free and clear of all Encumbrances. Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

3.4 Sale Entirely for Own Account. The Purchaser Shares to be received by each Shareholder will be acquired for investment for the Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same other than pursuant to an appropriate exemption from registration under applicable law. By executing this Agreement, such Shareholder further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchaser Shares.

3.5 Reliance Upon the Shareholder’s Representations. Such Shareholder understands that the Purchaser Shares are not registered under the United States Securities Act of 1933, as amended (the “Securities Act”) on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation S promulgated thereunder, and that Purchaser’s reliance on such exemption is based on such Shareholder’s representations set forth herein. Such Shareholder realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Shareholder has in mind merely acquiring the Purchaser Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Such Shareholder has no such intention.

3.6 Receipt of Information; Investment Experience. Such Shareholder, either alone or with such Shareholder’s purchaser representative (within the meaning of Rule 501(h) promulgated under the Securities Act), believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Purchaser Shares. Such Shareholder further represents that such Shareholder (or such Shareholder’s purchaser representative) has had adequate opportunity to obtain from representatives of Purchaser such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of such Shareholder’s investment in the Purchaser Shares. Such Shareholder, either alone or with such Shareholder’s purchaser representative, has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Purchaser Shares to be issued to such Shareholder pursuant to the terms of this Agreement and to make an informed investment decision with respect to such investment.

3.7 Restricted Securities. Such Shareholder understands that the Purchaser Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchaser Shares or an available exemption from registration under the Securities Act, the Purchaser Shares must be held indefinitely. In particular, such Shareholder is aware that the Purchaser Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. In this connection, such Shareholder represents that such Shareholder understands that under Rule 144, the Purchaser Shares must be held for at least one year after purchase thereof from Purchaser prior to resale (two years in the absence of public current information about Purchaser) and that, under certain circumstances, the conditions for use of Rule 144 include the availability of public current information about Purchaser, that sales be effected through a “broker’s transaction” or in transactions with a “market maker,” and that the number of shares being sold not exceed specified limitations. Such Shareholder acknowledges that such public current information about Purchaser for purposes of Rule 144 may not be available in the future.

3.8 Offshore Transaction or Accredited Investor. Such Shareholder represents, warrants and certifies to Purchaser that either:

(a) (i) such Shareholder is not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act; (ii) at the time of execution of this Agreement, such Shareholder was outside the United States and no offer to purchase the Company Shares was made in the United States; (iii) such Shareholder agrees that all offers and sales of the Purchaser Shares prior to the expiration of a period commencing on the Closing and ending one year thereafter (the “Distribution Compliance Period”) shall not be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S; (iv) such Shareholder is not a distributor or dealer; (v) the transactions contemplated hereby (A) have not been and will not be pre-arranged by such Shareholder with a purchaser located in the United States or a purchaser which is a U.S. Person, and (B) are not and will not be part of a plan or scheme by such Shareholder to evade the registration provisions of the Securities Act; (vi) such Shareholder shall take all reasonable steps to ensure its compliance with Regulation S and shall promptly send to each purchaser (A) who acts as a distributor, underwriter, dealer or other person participating pursuant to a contractual arrangement in the distribution of the Purchaser Shares or receiving a selling concession, fee or other remuneration in respect of any of the Purchaser Shares, or (B) who purchases prior to the expiration of the Distribution Compliance Period, a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales as such Shareholder pursuant to Section 903(b)(3)(iv) of Regulation S; and (vii) none of such Shareholder or persons acting on his or her behalf have conducted and shall not conduct any “directed selling efforts” as that term is defined in Rule 902(c) of Regulation S; nor has such Shareholder or persons acting on his or her behalf conducted any general solicitation to the offer and sale of any of the Purchaser Shares in the United States or elsewhere; or

(b) such Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC under the Securities Act, as presently in effect.

3.9 Directed Selling Efforts. If such Shareholder comes within Section 3.8(a) above, such Shareholder will not engage in any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Purchaser Shares received hereunder. To the best knowledge of such Shareholder, neither the Company nor any person acting for the Company has conducted any “directed selling efforts” as that term is defined in Rule 902 of Regulation S.

3.10 Short Position; Agreement Not to Hedge. If such Shareholder comes within Section 3.8(a) above, such Shareholder will not directly or indirectly maintain any short position in any securities of Purchaser until after the end of the Distribution Compliance Period and Shareholder agrees not to engage in hedging transactions with respect to the Purchaser Shares during the Distribution Compliance Period except in compliance with the Securities Act.

3.11 Further Representations by Foreign Shareholders. If a Shareholder is not a U.S. person, such Shareholder hereby represents that he or she has satisfied himself or herself as to the full observance of the laws of his or her jurisdiction in connection with any use of this Agreement, including (i) the legal requirements within his jurisdiction for the sale of the Company Shares and receipt of the Purchaser Shares, (ii) any foreign exchange restrictions applicable to such transactions, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the receipt of the Consideration and the receipt, holding, redemption, sale, or transfer of the Purchaser Shares. Such Shareholder’s receipt of, and his or her continued beneficial ownership of the Purchaser Shares, will not violate any applicable securities or other laws of his or her jurisdiction.

3.12 Legends. It is understood that the certificates evidencing the Purchaser Shares may bear one or all of the following legends:

(a) “The shares represented by this certificate have not been registered under the United States Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred (1) in the absence of a registration statement in effect with respect to such shares under such Act or an opinion of counsel satisfactory to SiRF Technology Holdings, Inc. and its counsel that such registration is not required or (2) unless sold pursuant to Rule 144 of such Act or in an offshore transaction (as defined in Regulation S under such Act) in accordance with Regulation S. If the holder of these securities is a non-U.S. person within the meaning of Regulation S under such Act, such holder agrees not to, directly or indirectly, engage in any hedging transaction with regard to this security or any common stock issuable upon conversion of this security except as permitted by such Act.”

(b) Any legend required by any other jurisdiction.

3.13 Tax Counsel. Each Shareholder has had the opportunity to consult with his or her own tax counsel and is fully aware of the tax consequences to such Shareholder as a result of the sale of the Company Shares and the receipt of Consideration, including Purchaser Shares. The Shareholders acknowledge that they may not rely on Purchaser’s counsel for advice regarding the tax consequences of the transactions contemplated by this Agreement.

3.14 Brokers or Finders. Such Shareholder has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, other than the Board Adviser pursuant to the Contract between the Board Adviser and the Shareholders dated March 8, 2005 (the “Adviser Contract”). Other than pursuant to the Adviser Contract, such Shareholder has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

WITH RESPECT TO THE COMPANY

The Shareholders, with respect to the Company, represent and warrant to Purchaser as follows (where any paragraph of this Article IV or any provision or disclosure made or referred to in the disclosure schedule (the “Disclosure Schedule”) delivered by the Shareholders to Purchaser and signed by the Shareholders of the Company in their capacities as such by execution of this Agreement, is qualified by the expressions “to the knowledge of the Shareholders and the officers of the Company” or “each Shareholder and officer of the Company is not aware” or any similar expression, then that expression shall be deemed to refer to the actual knowledge of the Shareholder and Magnus Hedman, Tomas Melander, Par Svalänge and Jan Oredsson, after reasonable inquiry):

4.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the laws of Sweden and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to be conducted on the Closing Date.

(b) True, complete and accurate copies of the Company’s articles of association, as amended to the date hereof are annexed to the Disclosure Schedule. True, complete and accurate copies of the respective minutes of all of directors’ and shareholders’ meetings since January 1, 2003, complete and accurate as of the date hereof have been delivered to Purchaser and a list of all such minutes setting forth the meeting, meeting date and number of pages thereof is set forth in the Disclosure Schedule. The articles of association are in full force and effect. Such documents contain full details of the rights and restrictions attached to the share capital of the Company, and all resolutions have been properly passed as resolutions of the Company.

(c) The only directors of the Company are the persons whose names are listed in Section 4.1(c) of the Disclosure Schedule and the Company has no alternate or shadow directors.

(d) The Company has no assets outside Sweden nor does it have a branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this agreement) outside Sweden and it is not required to be qualified to do business outside Sweden.

(e) The Company has not filed (nor has had filed against it), nor is any Shareholder or officer of the Company aware of, any petition for its winding-up, reconstruction, reorganization, bankruptcy or comparable proceedings.

4.2 Capital Structure.

(a) Except as set forth in Section 4.2(a) of the Disclosure Schedule, the issued and registered share capital of the Company is SEK 120,594 divided into 120,594 shares, each having a nominal value of SEK 1.00.

(b) Except as set forth in Section 4.2(a) of the Disclosure Schedule, the Company Shares represent one hundred percent (100%) of the entire issued share capital of the Company and such shares are legally and validly issued, fully paid and duly registered.

(c) The Company has not at any time:

(i) reduced its share capital;

(ii) redeemed any share capital;

(iii) purchased any of its shares; or

(iv) cancelled any of its shares.

(d) The fully diluted equity spreadsheet set out in Section 4.2(d) of the Disclosure Schedule fully and accurately details the holders’ name, address (being the residential or principal place of business), number of shares held and/or any rights to call for the allotment, issue, sale, transfer or conversion of any share or loan capital under any option or other agreement (including conversion rights) and (if applicable) under which employee share option scheme such options were granted in the Company.

(e) Section 4.2(e) of the Disclosure Schedule contains a true, complete and accurate list of each stock option plan, synthetic option or other equity-related stock incentive plan of the Company.

(f) All issued Company Shares are, and any of the Company Shares issued upon exercise of the Company Options (subject to receipt of the exercise prices as provided therein) will be, validly issued and fully paid and not subject to repurchase or any rights of preemption, right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any Company Shares. All outstanding securities of the Company have been issued in compliance with applicable laws and regulations.

(g) The Company is not a party to or subject to any agreement or understanding, and, to the knowledge of the Shareholders and the officers of the Company, there is no voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, the election of directors, the appointment of officers or other actions of the board of directors of the Company (the “Company Board”) or the management of the Company.

(h) Except as set forth in Section 4.2(a) of the Disclosure Schedule, no resolutions (other than resolutions that have been fully implemented and registered prior to the date hereof) have been made regarding the issue of new shares, convertible debt instruments, debt instruments with a right to subscribe for new shares or any other equivalent instruments.

(i) The Company does not have (i) any direct or indirect interest in any company or enterprise, including, without limitation, by way of joint venture; (ii) has undertaken to or committed itself to acquire any such interest in the future; and (iii) is negotiating to acquire any such interest. The Company does not have and has never had any subsidiaries.

4.3 Financial.

(a) The audited annual reports of the Company at and for the periods ended December 31, 2002, 2003 and 2004, including the notes therein (the “Accounts”), which reports are attached hereto as Section 4.3 of the Disclosure Schedule, have been prepared in accordance with the accounting principles which are and have been as at the relevant dates, in accordance with applicable laws, regulations and guidelines and which in all respects conform to generally accepted accounting principles for limited liability companies in Sweden (Sw. “god redovisningssed”) (the “Accounting Principles”). The Accounting Principles provide a true and fair picture (Sw. “rättvisande bild”) of the financial position and result of operations as at the respective dates of the Accounts, as applicable. No independent auditor’s report in respect of the Accounts, as applicable, contains any reservation or supplementary information and such auditor’s report(s) certify, and will certify, as applicable such accounts unconditionally and without qualifications.

(b) The Accounts include all of the Company’s assets, liabilities, provisions, pledges, guarantees and other undertakings as per the respective Accounts date, which ought to appear in the Accounts, as applicable, according to the Accounting Principles.

(c) At the respective Accounts date, the Company owned all of the assets shown in the Accounts.

(d) The Company has not pledged any assets, and has not made any commitments, guarantees, provisions or contingent liabilities other than as disclosed in the Accounts, and the Company has and will have full and exclusive title to all assets in the balance sheets of the Accounts, and the assets are not the subject of any liens, mortgages, pledges, claims, options, encumbrances or any other form of third party rights.

(e) All proper and necessary accounting, financial, corporate and other records have in all material respects been accurately maintained and retained (in accordance with the bookkeeping act (Sw. ”bokföringslagen”) by the Company, are in the possession of the Company and give a true, fair and complete view of matters which ought to appear in them and do not contain or reflect any inaccuracies or discrepancies.

(f) The assets and rights of the Company as of December 31, 2004 constitute all of the assets and rights necessary to conduct the business as presently being conducted and, immediately after Closing, necessary for it to continue to conduct the business as presently being conducted.

4.4 Ordinary Course and No Material Adverse Change.

(a) Except as set forth in Section 4.2(a) of the Disclosure Schedule, since December 31, 2004 until the Closing, the Company’s business has been and will be conducted only in the ordinary course of business, consistent with past practice; and during such period no dividend or distribution has been declared or made by the Company; and during such period there has not occurred or arisen any material adverse change, extraordinary event or extraordinary loss in relation to the Company or its business and the Company has not agreed to or arranged to do any of the foregoing.

(b) Since December 31, 2004 until the Closing, the Company has not and will not:

(i) incur or committed to incur any:

(1) material capital expenditure; or

(2) material liability except for full value or in the ordinary course of business;

(ii) acquired or agreed to acquire:

(1) any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business; or

(2) any business or substantial part of it or any share or shares in a body corporate;

(iii) disposed of or agreed to dispose of any of its assets except in the ordinary course of business and for full value;

(iv) repaid wholly or in part any loan except upon the due date or dates for repayment;

(v) except as set forth in Section 4.2(a) of the Disclosure Schedule, issued or allotted share or loan capital, increased its authorized share capital, purchased or redeemed any shares, reduced or re-organized its share capital or agreed to do so.

(c) Complete and accurate details of all overdraft, loan and other financial facilities available to the Company and the amounts outstanding under them at the close of business on the day preceding the date of this Agreement are set forth in Section 4.4(c) of the Disclosure Schedule and the Shareholders have not received any notice that the continuance of any of those facilities might be materially adversely affected or prejudiced.

(d) The Company is not a party to, nor has agreed to enter into, any lending, or purported lending, agreement or arrangement (other than agreements to give credit in the ordinary course of its business), and is not exceeding any borrowing limit imposed upon it by its bankers, or other lenders, nor has the Company entered into any commitment or arrangement which will lead it so to do.

(e) The Company is not in default under, or in breach of, any of the material terms of any loan capital, borrowing, debenture or financial facility of the Company.

(f) The Company is not, nor has it agreed to become, bound by any guarantee, indemnity, surety or similar commitment.

(g) Except as set forth in Section 4.4(g) of the Disclosure Schedule, the Company does not have any credit cards in issue in its own name or that of any officer or employee of the Company or any person connected with any officer or employee.

(h) The Company has not received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

(i) The Company has not engaged in financing of a type which is not required to be, or has not been, shown or reflected in the Accounts.

(j) Except as set forth in Section 4.4(j) of the Disclosure Schedule (relating to cash expended for the operations of the Company in the ordinary course and consistent with past practice) and except for the effect of any transactions or actions taken with the prior written consent of Purchaser, the value of the net tangible assets of the Company as at Closing (as set forth in the Company’s accounting records) will not be less than as at December 31, 2005.

4.5 Insurance Coverage. The Company and its business has and maintains sufficient and adequate insurance coverage with reputable and sound insurers covering all risks normally insured against by companies of a similar size and carrying on similar businesses. Valid policies for such insurance are and will be outstanding and duly in force on the Closing Date and at least one month following the Closing Date. To the knowledge of the Shareholders and the officers of the Company, there are no circumstances that will lead to any such insurance being revoked, violated or not renewed in the ordinary course.

4.6 Real Property.

(a) The Company does not own any real property, nor is it registered as owner of any real property.

(b) The Company is not a party to any real property lease agreement other than included as copies in Section 4.6(b) of the Disclosure Schedule. The offices leased by the Company at Hitechbuilding 131 are adequate for use in the business operated by the Company.

4.7 Intellectual Property Rights.

(a) All patents, know-how, trademarks, registered designs, applications for any of the foregoing, copyrights and registerable business names and any similar rights in any country, and all rights under licenses and consents in relation to any of the foregoing (the “Intellectual Property Rights”) owned, licensed and used by the Company are listed in Section 4.7 of the Disclosure Schedule. None of the Intellectual Property Rights so accounted for as owned is subject to any Encumbrances (including, but not limited to, rights to acquire know-how, Intellectual Property Rights or source codes). As accounted for in Section 4.7 of the Disclosure Schedule, the Company holds licenses to use the software packages and programs currently used in its business and is not in breach of such licenses.

(b) All Intellectual Property Rights listed in Section 4.7 of the Disclosure Schedule are valid, subsisting and enforceable. All renewal applications, fees and other steps required for maintenance, protection and enforcement of such Intellectual Property Rights have been paid or taken.

(c) To the knowledge of the Shareholders, no third party infringes any of the Intellectual Property Rights nor does the Company infringe any third party Intellectual Property Rights, including but not limited to Intellectual Property Rights held by other employers (current or former) of the employees set out in the Employee Agreements.

(d) All software used by the Company operates substantially as intended and no defects or flaws interfere in any material respect with the operations thereof.

4.8 Contracts.

(a) All material contracts to which the Company is a party are listed in Section 4.8(a) of the Disclosure Schedule, complete copies of which have been delivered to the Purchaser, and are valid, enforceable and binding in accordance with their respective terms, and neither the Company nor any counter-parties to any material contract is in default of any material contract and, except as provided for in Section 4.8(a) of the Disclosure Schedule, no event has occurred which, but for the passage of time or giving of notice, would constitute such default. The Company has performed when due all of their respective obligations under the material contracts. Except as set forth on Section 4.8(a) of the Disclosure Schedule, the Company has not received, nor has it given, notice of termination of any material contract.

(b) The execution and performance of this Agreement does not and will not result in any breach or any third party having the right to terminate, rescind or modify any material contract or arrangement material to the business of the Company as presently conducted and intended to be conducted until the Closing Date.

(c) The Company is not a party to or is bound by any contract, commitment, agreement, order or letter of intent (i) not made in the ordinary course of business; (ii) not entered on arm’s length basis; or (iii) containing any terms or conditions not consistent with fair market terms, conditions and prices.

4.9 Employees.

(a) A complete and accurate list setting forth all employees, contractors and consultants of the Company as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation, current salary and benefits, age, notice period, confidentiality obligations and all other terms and conditions of employment or engagement, including any additional terms and conditions of employment or engagement, whether contained in a Company or staff handbook or otherwise, and all employment contracts or other agreements between the Company and any officer or, employee or any other contractor, consultant or person relating to the performance of services is included in Section 4.9(a) of the Disclosure Schedule. Copies of all such agreements have been delivered to Purchaser.

(b) There are no outstanding offers of employment or engagement made to any person by the Company and there is no one who has accepted an offer of employment or engagement made by the Company who has not yet taken up that employment or engagement.

(c) Except as set forth in Section 4.9(c) of the Disclosure Schedule, no director, employee, contractor or consultant of the Company:

(i) has given or received notice terminating his or her employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this Agreement and the sale of the Company Shares to Purchaser to give notice of termination or to claim for any payment or benefit or to treat himself as being released from any obligation and, to the actual knowledge of the Shareholders and the officers of the Company, no such person is planning to terminate his or her employment as of or shortly after the Closing; or

(ii) is currently on sick leave which (as of the date of this Agreement) has been for more than 14 consecutive days; or

(iii) is currently on parental leave.

(d) Since December 31, 2004 (i) no change has been made in the rate or basis of remuneration, fee or other benefits provided for or paid to any director, consultant, employee or contractor of the Company and (ii) no change has been made in any other terms of employment or engagement of any such director, consultant, employee or contractor.

(e) The Company has not entered into any agreement or given any assurance (whether legally binding or not) regarding any future variation in any contract of employment or other agreement in respect of any of their directors, employees, consultants or contractors or any agreement imposing an obligation on the Company to increase the basis and/or rates of remuneration or payment and/or the provision of other benefits to or on behalf of its directors, employees, consultants or contractors at any future date.

(f) The Shareholders and officers of the Company are not aware of any facts or matters affecting any employee of the Company which might reasonably be considered grounds for dismissing such employee or warning such employee that the continuation of any conduct or behavior may lead to dismissal.

(g) No grievance or complaint of sex, race or disability discrimination, whether formal or informal, is pending in an administrative or litigation proceeding nor, to the Shareholders’ and officers of the Company’s knowledge, has been raised by any employee, director or consultant or former employee, director or consultant of the Company in the twelve months prior to Closing.

(h) The Company has not made any loans to or entered into any credit transaction with any of its directors or any employee.

(i) Other than as set forth in Section 4.9(i) of the Disclosure Schedule, the Company does not have any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance, redundancy, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee benefit or otherwise) or welfare benefit plan or obligation covering any of its officers or employees (“Employee Plans”) or any informal understanding with respect to the foregoing.

(j) There are no controversies or labor or trade disputes or union organization activities pending or, to the knowledge of the Shareholders and officers of the Company, threatened between the Company and any of its employees nor are there facts known to the Shareholders which might indicate that there may be any such dispute or activities.

(k) No collective agreements are binding on the Company as per the Closing Date. As of the signing or effective date of the Employment Agreements (as defined in Section 7.3(h)), none of the Company’s employees are employed by any other employer. No employees in addition to the Founders and Employees are required for the Company’s business operations to be carried out as currently operated. Each of the Company’s employees has a permanent right to reside and work in Sweden.

(l) There are no existing or former employees or other persons that have a right of employment or re-employment with the Company.

(m) The Company does not have any consultants (Sw. “uppdragstagare”) and has not at any time had any consultant which under labor laws or tax laws would be deemed as an employee.

(n) The Company has no outstanding obligations towards any current or former employee, including the Company’s current and former management and board of directors. No former employee or any other person is entitled to any pension benefits, profit sharing arrangements, retirement plans, severance benefits, life or medical insurance plans or programs, or bonus or incentive systems granted by or relating to the Company.

(o) There is no pending or threatened (i) claim by, or outstanding settlement with, any current or former board director, executive officer, or employee or any other affiliated person against the Company, (ii) labor or union litigation in relation to former employees or executive officers, or (iii) strike.

(p) All accrued costs or pensions, holidays, overtime and bonuses accrued up to the respective Accounts date are set out in the respective Accounts.

(q) All of the Company’s employees are Swedish citizens and residents. The Company has not violated any Swedish labor, health or safety legislation, regulation or agreement including without limitation the Swedish Co-Determination Act (Sw. “lagen (1976:580) om medbestammande i arbetslivet”). The Company has not received any notice of any claim that it has not complied with any employment, labor, health or safety or related laws.

4.10 Compliance, Licenses and Consents.

(a) The Company has maintained and is in full compliance with the terms of all public approvals, permissions, authorizations and/or licenses required to be obtained by it in connection with the conduct of its business, and none of such approvals etc. has been obtained on terms which have not been performed by the Company.

(b) No license, consent, permission, authorization or approval currently held by the Company and necessary for the carrying on of the business as carried on at the Closing will not be renewed in whole or in part nor has the Company received any notice that any license, consent, permission, authorization or approval is likely to be revoked, suspended or cancelled.

(c) The Company is in compliance with all applicable laws, including, but not limited to, laws relating to the environment and personal integrity protection, and no claim has been made by any public authority that the Company is non-compliance and there exists no ground for any such claim. The Company has not committed nor is it liable for, and no claim has been made that it has committed or is liable for, any criminal or illegal act and the Company has not received notice that it is in breach of any obligation or duty whether imposed by or pursuant to statute or contract.

(d) The Company is not the subject of any public prohibition or injunction, and no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. The Company has not received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental or other authority, department, board, body or agency in respect of its affairs.

(e) Each agreement or transaction made between the Company and a Shareholder or a party affiliated with a Shareholder has been made on arm’s length basis and in compliance with all applicable laws.

4.11 Tax.

(a) All tax returns and reports relating to tax required to be filed by or on behalf of the Company before the Closing or in respect of any period before the Closing have been or will be properly filed, and any and all information required to be filed for purposes of correct Tax assessment has been duly filed. All taxes due by the Company and required to have been or to be paid by the Company on or prior to the Closing have been or will be paid in full. All taxes due by the Company but that have not yet been paid are fully and adequately provided for in the respective Accounts as required under the applicable Accounting Principles.

(b) All taxes payable by the Company but not yet due are fully and adequately provided for in the respective Accounts, to the extent so required under applicable accounting principles, and there will be no adverse tax effects for the Company as a result of any review or tax assessment by any tax authority relating to any period prior to the Closing Date.

(c) No tax authority has commenced any tax dispute against the Company and there exists no ground for reassessment by the tax authority for any additional taxes relating to the period up to and including Closing.

(d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, no tax authority has commenced any tax audit on the Company and to the knowledge of the Shareholders no such audit is imminent.

4.12 Absence of Litigation.

(a) The Company is not in violation of applicable competition law; nor is or has the Company been in violation of any applicable competition law or subject to any examination by any competition authority.

(b) No litigation, arbitration, administrative or criminal proceedings by or against the Company or any person for whose acts it may vicariously be liable are threatened, pending or expected and none are pending. To the knowledge of the Shareholders and officers of the Company, there are no facts or circumstances which will give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or any person for whose acts it may be vicariously liable.

(c) The Company is not subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Company’s present or future business.

4.13 Brokers or Finders. Other than the Board Adviser pursuant to the Adviser Contract, no person is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Company Shares. The Company is not liable for fees for legal services provided to the Shareholders in connection with the transactions contemplated in this Agreement.

4.14 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Company’s articles of association or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company is a party or by which the properties or assets of the Company is bound, or (b) to the knowledge of the Shareholders and officers of the Company, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that could reasonably be expected not to, individually or in the aggregate, have a material adverse effect on the Company or that could reasonably be expected not to result in the creation of any material lien, charge or encumbrance upon any assets of the Company or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

4.15 Certain Advances. There are no loans by the Company to any directors, officers, employees, consultants or shareholders of the Company, or owing by any affiliate of any director or officer of the Company, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of $1,000 for any one individual.

4.16 No Misleading Statements. No representation or warranty made herein, in the Disclosure Schedule or in the Appendices, Schedules and Exhibits attached hereto by the Shareholders contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Shareholder as follows:

5.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement is a valid and binding obligation of Purchaser.

5.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries, pursuant to (i) any provision of Purchaser’s Certificate of Incorporation or Bylaws, or (ii) any material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Purchaser or any of its subsidiaries is a party or by which the properties or assets of Purchaser or any of its subsidiaries is bound, or (b) to the knowledge of Purchaser after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Purchaser or any of its subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Purchaser and its subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of Purchaser or any of its subsidiaries or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Purchaser of the transactions contemplated hereby.

5.5 SEC Documents. Purchaser has furnished to each Shareholder complete and accurate copies of the following documents (“Purchaser’s SEC Filings”) that have been filed with the SEC under the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”) since January 1, 2005: Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2004, Purchaser’s Proxy Statement for its Annual Meeting of Stockholders to be held on May 17, 2005 and Purchaser’s Current Reports on Form 8-K filed on January 27 (provided as to Item 8.01 only and not as to Items 2.02 and 9.01, as to which the information was furnished and not deemed “filed”), February 9 and March 21, 2005. As of their respective filing dates, Purchaser’s SEC Filings complied in all material respects with the requirements of the Exchange Act and, as of their respective filing dates, Purchaser’s SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.6 Shares of Purchaser Common. The Shares have been duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid, nonassessable, free from preemptive rights and restrictions on transfer other than the restrictions under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws.

5.7 Brokers or Finders. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Stock Options.

(a) Holders of Company Options will not be entitled to acquire Company Shares after the Closing. No further stock awards, stock options or stock appreciation rights shall be granted under the option plans listed in Section 4.2(e) of the Disclosure Schedule (the “Company Option Plans”)or any other employee stock option plans of the Company subsequent to the Closing.

(b) The Shareholders shall take all actions necessary to ensure that none of Purchaser, the Company or any of their respective subsidiaries is or will be bound by any Company Options, other options, warrants, rights or agreements that would entitle any person, other than Purchaser or its affiliates, to own, immediately after the Closing, any of the issued shares of the Company or to receive any payment in respect thereof.

(c) Each Shareholder who holds Company Options agrees by execution of this Agreement (i) that such Shareholder shall exercise all of his or her Company Options effective at the Closing, (ii) that execution of this Agreement constitutes the Shareholder’s notice of exercise under the instruments governing the Company Options, to be effective prior to the Closing, and

(iii) that the exercise price of each Company Option shall be delivered to the Company prior to the Closing. In the event that any Shareholder fails to deliver the exercise price prior to the Closing, such Shareholder agrees that his or her Company Options shall be canceled immediately prior to the Closing, without any further action or agreement required by the Shareholder.

6.2 Employment. Purchaser shall offer at-will employment to the Founders, the terms of which shall be as set forth in the Employment Agreements attached hereto as Exhibits A-1 and A-2, as applicable, and the Proprietary Information and Inventions Agreement attached hereto as Exhibit D, which terms have been mutually accepted by Purchaser and each Founder. Purchaser shall offer at-will employment to the Employees, the terms of which shall be as set forth in the employment agreements in effect on the date hereof in the form provided to Purchaser pursuant to Section 4.9 and the Proprietary Information and Inventions Agreement attached hereto as Exhibit D, which terms have been mutually accepted by Purchaser and each Founder and Employee.

6.3 Expenses. The Board Adviser has been compensated by the Shareholders, in full satisfaction of all agreements, arrangements or understandings regarding his services, through the issuance of Company Shares to the Board Adviser in the amount set forth in Schedule II hereto, which Company Shares shall be sold by the Board Adviser to Purchaser pursuant to Section 1.3 hereof. All other fees and expenses incurred in connection with the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except as set forth in the next two succeeding sentences. Neither the Company nor Purchaser shall be responsible for the expenses of the Shareholders or the Board Adviser incurred in connection with this Agreement; provided, however, that Purchaser shall pay up to a maximum of $150,000 in the aggregate of the legal and tax counsel expenses of the Shareholders and the Company and the tax counsel expenses of the Board Adviser actually incurred; provided, further, that any such legal or tax counsel fees and expenses incurred by the Shareholders or the Board Adviser in excess of $150,000, or any other fees and expenses that are taken from the Company, shall be recovered by Purchaser from the Indemnification Escrow Fund, without regard to Section 8.2(b). In the event that this Agreement is terminated other than as a result of the actions of the Shareholders, Purchaser agrees to reimburse the Company for its legal and tax counsel expenses up to a maximum aggregate payment of $75,000. Customary fees charged by the Escrow Agent pursuant to and as set forth in the Escrow Agreement or schedules thereto shall be paid by Purchaser.

6.4 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Purchaser, by the rules and regulations of the Nasdaq National Market (“Nasdaq”), prior to the Closing, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto unless approved by Purchaser and the Founders prior to release, provided that such approval shall not be unreasonably withheld.

6.5 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, that Purchaser shall not be required to agree to any divestiture by Purchaser or any of Purchaser’s subsidiaries or affiliates of shares of capital stock or of any business, assets or properties of Purchaser or its subsidiaries or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

6.6 Conduct; Notification of Certain Matters. Each of Purchaser and the Shareholders shall use all commercially reasonable efforts to not take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Shareholders shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to the Shareholders’ Representative, on behalf of the Shareholders, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Shareholders, on the one hand, or Purchaser, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any failure of the Shareholders or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

6.7 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.8 Acknowledgement. Shareholders agree to deliver a signed acknowledgment in the form of Exhibit C attached hereto (the “Acknowledgement”) to Purchaser.

6.9 Conduct of Business. During the period from and after the date of execution of this Agreement and prior to the Closing, except as otherwise set forth below, the Shareholders shall use their best efforts to ensure that the Company shall conduct its business only in the ordinary course consistent with past practice and use all reasonable efforts to preserve its business organization intact, to maintain the value of its business and assets of its business as a going concern, to preserve its relations with vendors, customers and others having a business relationship with the Company, to retain the services of its present Employees and to preserve its cash and the goodwill of its customers. The Shareholders further agree to use their best efforts to ensure that the Company will not sell, license or transfer any assets, except in the ordinary course, consistent with the past practices of the Company. Further, Shareholders agree that the

Company shall not, without the prior written consent of Purchaser, take any action that could materially affect the value of the Company’s assets or otherwise materially and adversely affect its business, including without limitation, intellectual property matters (such as entering into inbound or outbound license agreements), proposals to enter into strategic relationships, claims made against the Company, entering into a business acquisition or disposition, the hiring, termination or other material change in the employment status of any of the Employees set forth in Schedule II, the issuance of any additional or new securities or other actions outside the ordinary course of business, consistent with the past practices of the Company.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Illegality. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any court of competent jurisdiction or any commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) that prevents the consummation of the Closing or the transactions contemplated by this Agreement or has the effect of making the purchase of Company Shares illegal.

(b) Absence of Litigation. No action, suit or proceeding concerning Purchaser, the Company or any of the Shareholders shall be pending by or before any court of competent jurisdiction or Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(c) Company Options. Purchaser and the Shareholders, in a manner that is acceptable to all parties to this Agreement, shall have resolved any issues relating to the Company Options, including with respect to the exercise or forfeiture of Company Options to be effective at the Closing. Purchaser and the Shareholders, in a manner that is acceptable to all parties to this Agreement, shall also have resolved any issues relating to the Company Options with respect to U.S. and Swedish tax laws, securities laws and any other relevant laws.

7.2 Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholders’ Representative:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the date hereof and on and as of the

Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on Purchaser (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties shall be disregarded and that a reduction in the trading price of the Purchaser Common on Nasdaq, whether occurring at any time or from time to time, shall not in itself constitute a material adverse change in the financial condition of Purchaser).

(b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. Purchaser shall have furnished the Shareholders with a certificate dated the Closing Date signed on behalf of it by the Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Agreements and Covenants. The Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Absence of Litigation. No action, suit or proceeding concerning the Company or any of the Shareholders shall be pending or threatened in writing by or before any court of competent jurisdiction or Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would affect materially and adversely the right of the Company to own, operate or control any of its assets or operations, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d) Shareholder’s Certificates. Each of the Shareholders shall have furnished Purchaser with a certificate dated the Closing Date to the effect that each of the conditions set forth in Sections 7.3(a), (b) and (c) applicable to such person has been satisfied.

(e) Third Party Consents. Purchaser shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, assignments and waivers set forth in Schedule 7.3(e).

(f) Resignations. Purchaser shall have received the resignations of the directors of the Company determined by Purchaser to resign, to be effective immediately upon the Closing, each in a form acceptable to Purchaser.

(g) Escrow Agreement. Purchaser, the Shareholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.

(h) Employment Agreements. Concurrent with the execution of this Agreement, the Founders, other than Tomas Melander, shall have entered into Standard Employment Agreements with the Company in substantially the form of Exhibit A-1 hereto (the “Standard Employment Agreements”), Tomas Melander shall have entered into a Managing Employment Agreement with the Company in substantially the form of Exhibit A-2 hereto (the “Managing Employment Agreement” and, together with the Standard Employment Agreements, the “Employment Agreements”), and the Employees and Founders shall have entered into Purchaser’s standard employee proprietary information and inventions agreement with the Company and Purchaser in substantially the form of Exhibit D hereto (the “Proprietary Information and Inventions Agreement”), all of such agreements shall be in full force and effect, and Purchaser shall have been provided with true and complete copies of all of such agreements.

(i) Power of Attorney. Concurrent with the execution of this Agreement, each of the Shareholders shall have executed a Power of Attorney in substantially the form of Exhibit B hereto (the “Power of Attorney”), which Power of Attorney shall be in full force and effect, and a true and complete copy of which shall have been provided to Purchaser.

(j) Corporate Records. Purchaser shall have received the statutory books of the Company complete and accurate up to Closing and certificates of incorporation and certificates of incorporation on change of name.

(k) Financial Statements. Purchaser shall have received a true, complete and accurate copy of the Accounts and, from the Effective Date to the Closing Date, there shall have been no material adverse change in the Company’s business, condition (financial or otherwise), assets, liabilities or operations. The Accounts shall have been prepared under and shall comply with and be prepared in accordance with all applicable Accounting Principles.

(l) Non-Competition Agreements. Concurrent with the execution of this Agreement, the Founders shall have entered into Non-Competition and Non-Solicitation Agreements in the form of Exhibit E attached hereto (the “Non-Competition Agreements”), which Non-Competition Agreements will be in full force and effect, and Purchaser shall have been provided with true and complete copies of the Non-Competition Agreements.

(m) Share Capital Ownership. The Company Shares shall represent one hundred percent (100%) of the entire share capital of the Company, and there shall have not occurred any direct or indirect change in the ownership or control over (a) the Company Shares or (b) any of the Shareholders in comparison to what is set out in Section 4.2 of the Disclosure Schedule.

(n) Required Approval. Each of the Shareholders shall have agreed to sell 100% of their Company Shares to Purchaser in accordance with the terms of this Agreement.

(o) Ancillary Agreements. The Employment Agreements, the Escrow Agreement, the Share Reserve Agreement, the Non-Competition Agreements, the Proprietary Information and Inventions Assignment Agreements and any other ancillary agreements (collectively, the “Ancillary Agreements”) shall have been executed and delivered to Purchaser and shall be in full force and effect.

(p) Indebtedness. The Company shall have satisfied debts with or otherwise obtained releases from equipment lenders, holders or notes and any other lien holders as set forth on Schedule 7.3(p) attached hereto.

(q) Opinion of Counsel. Purchaser shall have received an opinion of counsel to the Company satisfactory to Purchaser in substantially the form of Exhibit F attached hereto.

(r) Material Adverse Effect. Since the date of this Agreement, there shall not have been any material adverse effect on the Company, including its business, financial condition, results of operations and prospects, or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

(s) Acknowledgement. The Acknowledgement shall have been executed and delivered to Purchaser.

(t) Share Reserve Agreement. Purchaser and the Transfer Agent shall have entered into the Share Reserve Agreement.

ARTICLE VIII

INDEMNIFICATION AND ESCROW

8.1 Survival of Representations and Warranties, Etc.

(a) All of the Shareholders’ representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until 5:00 p.m., California time, on the Indemnification Expiration Date. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Shareholders in this Agreement that such statement or item of information is true and correct. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Article VIII, and nothing in this Section 8.1 shall be deemed to limit any right or remedy for fraud with respect to the representations and warranties set forth in

Article III and Article IV. All representations and warranties made by Purchaser in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and expire as of the Closing, and any liability of Purchaser hereunder with respect to such representations and warranties shall thereupon cease, except in the event of fraud by Purchaser with respect thereto.

(b) The representations, warranties, covenants and obligations of the Shareholders, and the rights and remedies that may be exercised by Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation conducted for or on behalf of, or any knowledge acquired by, Purchaser or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty, except as otherwise expressly provided in this Agreement in relation to the Disclosure Schedule.

8.2 Indemnification and Escrow Arrangements.

(a) Indemnification Escrow Fund and Indemnification. Each of the Shareholders agrees to indemnify and hold harmless Purchaser from and against such Shareholder’s pro rata portion (based on such Shareholder’s contribution to the Indemnification Escrow Fund set forth as the “Escrow Portion” and “Escrow Percentage” in Schedule II attached hereto and in Schedule I to the Escrow Agreement) of any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense incurred by Purchaser directly or indirectly (including, after the Closing, by the Company) as a result of (i) any inaccuracy or breach of a representation or warranty of the Shareholders contained herein or in any agreements, Schedules or Exhibits or other ancillary documents delivered pursuant to this Agreement, (ii) any failure by the Shareholders to perform or comply with any covenant contained herein, or (iii) any claim against Purchaser or the Company after the Closing Date relating to or arising out of any action brought by or on behalf of the Shareholders (a “Shareholder Suit”) against the Company in connection with their sale of the Company Shares (hereinafter individually a “Loss” and collectively “Losses”). However, any tax liability for the year ending December 31, 2005 will not be included in such Losses. The Shareholders acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Consideration. At the Closing, the Shareholders will be deemed to have received and deposited with the Escrow Agent the Indemnification Escrow Consideration, without any act of any Shareholder. At the Closing, the Indemnification Escrow Consideration will be deposited with the Escrow Agent, such deposit to constitute part of the Indemnification Escrow Fund to be governed by the terms set forth herein with respect to the Indemnification Escrow Consideration and in the Escrow Agreement. The Indemnification Escrow Consideration held in the Indemnification Escrow Fund shall be available to compensate Purchaser for any Losses.

(b) Exclusive Remedy.

(i) The right of Purchaser after the Closing to assert indemnification claims and receive indemnification payments from the Indemnification Escrow Fund pursuant to this Article VIII shall be the sole and exclusive right and remedy exercisable by Purchaser with respect to any inaccuracy or breach in any representation, warranty, or covenant contained in this Agreement or in any agreements, Schedules or Exhibits or other ancillary documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby; provided, however, that this limitation shall not apply to (i) any misrepresentation or breach of warranty constituting fraud, as to which fraudulent acts the Shareholders shall be liable for all Losses with respect thereto) or (ii) any Shareholder Suit, as to which Shareholder Suit the Founders shall be liable for all Losses with respect thereto.

(ii) The remedy provided for in this Section 8.2 shall be exclusive in case of a misrepresentation or breach of a representation or warranty and hence it is specifically agreed that no remedy whatsoever under the Sale of Goods Act (Sw. “Koplagen (1990:931)”) shall be available to Purchaser in case of a misrepresentation or breach of a representation or warranty provided, however, that this limitation shall not apply to any misrepresentation or breach of warranty constituting fraud, as to which fraudulent acts the Shareholders shall be liable for all Losses with respect thereto).

(c) Limitations. Purchaser may not receive any Indemnification Escrow Consideration from the Indemnification Escrow Fund unless and until an officer’s certificate (the “Officer’s Certificate”) identifying Losses which have an aggregate cumulative amount which exceeds $100,000, has been delivered to the Escrow Agent as provided in Section 8.2(h); in such case, Purchaser may recover from the Indemnification Escrow Consideration held in the Indemnification Escrow Fund the entire amount of the cumulative Losses.

(d) Escrow Period; Distribution upon Termination of Escrow Period. The Indemnification Escrow Period shall not terminate with respect to such amount (or some portion thereof), that is necessary in the reasonable judgment of Purchaser, subject to the objection of the Shareholders’ Representative and the subsequent arbitration of the matter in the manner provided in Section 8.2(j) hereof, to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the termination of the Indemnification Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Indemnification Escrow Period. As soon as any such Loss has been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Indemnification Escrow Consideration held in the Indemnification Escrow Fund that are not required to satisfy any other such unresolved Loss. Deliveries of Indemnification Escrow Consideration to the Shareholders pursuant to this Section 8.2(d) shall be made in proportion to their respective original contributions to the Indemnification Escrow Fund.

(e) Insurance Proceeds. The amounts which, but for this Section 8.2(e), would be recoverable under this agreement, shall be reduced when and to the extent any insurance proceeds are recovered in respect thereof by the Purchaser and the Company under any policy of insurance carried by the Purchaser and the Company (net of all reasonable out-of-pocket expenses incurred in obtaining such recovery and net of any increase in the relevant insurance premium directly attributable to such recovery as verified in writing by the relevant insurance carrier at the time of recovery).

(f) Tax Savings. If any Loss would result in a tax benefit for the Company or the Purchaser or a Subsidiary of the Purchaser, the Loss should be reduced by the amount of the tax benefit, calculated by multiplying the Loss by the highest applicable marginal tax rate for the relevant company during the relevant financial year.

(g) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Indemnification Escrow Fund during the Indemnification Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Indemnification Escrow Consideration only in accordance with the terms of Section 1.5, Section 1.7(f), this Article VIII and the Escrow Agreement.

(h) Claims Upon Indemnification Escrow Fund. Upon receipt by the Escrow Agent at any time on or before 5:00 p.m. California time on the Indemnification Expiration Date of an Officer’s Certificate: (A) stating that Purchaser has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and specifying an aggregate amount thereof, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Shareholders’ Representative in accordance with Section 8.2(i), the Escrow Agent shall, subject to the provisions of Section 8.2(c) hereof, deliver to Purchaser out of the Indemnification Escrow Fund, as promptly as practicable, Indemnification Escrow Consideration in an amount equal to such Losses.

(i) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholders’ Representative in the manner contemplated by Section 10.1 and for a period of 30 days after such delivery, the Escrow Agent shall make no delivery to Purchaser of any Indemnification Escrow Consideration pursuant to Section 8.2(h) hereof unless the Escrow Agent shall have received written authorization from the Shareholders’ Representative to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of cash from the Indemnification Escrow Fund in accordance with Section 8.2(h) hereof, provided that no such payment or delivery may be made if the Shareholders’ Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.

(j) Resolution of Conflicts; Arbitration.

(i) In case the Shareholders’ Representative shall object in writing to any claim or claims made in any Officer’s Certificate, the Shareholders’ Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Indemnification Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation, either Purchaser or the Shareholders’ Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration in accordance with Section 10.11 below. The decision of a majority of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.2(g) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnification Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The fees, expenses, and the costs of the arbitrators shall be borne by the non-prevailing party to the arbitration. For purposes of the foregoing, in any arbitration hereunder in which any claim or the amount stated in the Officer’s Certificate is at issue, Purchaser shall be deemed to be the non-prevailing party in the event that the arbitrators award Purchaser less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Shareholders as represented by the Shareholders’ Representative shall be deemed to be the non-prevailing party. In all other instances, the arbitrators shall make a ruling as to which of the parties shall be deemed the non-prevailing party.

(k) Actions of the Shareholders’ Representative. A decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all the Shareholders for whom a portion of the Indemnification Escrow Consideration otherwise payable to them are deposited in the Indemnification Escrow Fund and shall be final, binding and conclusive upon each of the Shareholders, and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each Shareholder. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative with respect to the Indemnification Escrow Consideration.

(l) Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a demand against the Indemnification Escrow Fund, Purchaser shall promptly notify the Shareholders’ Representative of such claim, and the Shareholders’ Representative, as representative for the Shareholders, shall be entitled, at his expense (which expense shall pursuant to and subject to the limitations set forth in Section 1.7(f) be payable out of the Indemnification Escrow Fund), to participate in any defense of such claim. If the amount in controversy in connection with any third-party claim shall be less than the value of the Indemnification Escrow Consideration remaining in the Indemnification Escrow Fund (determined in accordance with Section 8.2(d)) and the Shareholders’ Representative acknowledges in writing to Purchaser that if the allegations in such claim are in fact true then any liability arising from the adjudication or other settlement of such claim would be for the account of the Shareholders and would be a valid claim against the Indemnification Escrow Fund, then the Shareholders’ Representative shall be entitled to assume the defense of such claim and, if at the time any settlement of such claim shall be proposed, the amount in controversy shall continue to be less than the value of the Indemnification Escrow Consideration remaining in the Indemnification Escrow Fund (determined in accordance with Section 8.2(d)), shall have the power to settle such claim in an amount not to exceed such remaining value. If the

Shareholders’ Representative is not entitled to or chooses not to assume the defense of any such claim, Purchaser shall consult with and attempt to solicit the consent of the Shareholders’ Representative prior to and in connection with any settlement of any such claim, but Purchaser shall have the right in its sole discretion to settle any such claim. If any such claim is, however, settled without the consent of the Shareholders’ Representative and Purchaser seeks to recover the amount of the settlement by claiming against the Indemnification Escrow Fund, the settlement of any such claim with third-party claimants shall not alone be determinative of the amount of any claim against the Indemnification Escrow Fund and the Shareholders’ Representative may dispute such amount through the process provided by Section 8.2(j). In the event that the Shareholders’ Representative has consented in writing to any such settlement and acknowledged that the claim by Purchaser is a valid claim against the Indemnification Escrow Fund, the Shareholders’ Representative shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Purchaser against the Indemnification Escrow Fund with respect to such settlement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) By mutual written consent of the Founders and Purchaser;

(b) By Purchaser or the Founders if: (i) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity that would make consummation of such transactions illegal;

(c) By Purchaser or the Founders if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity, which would: (i) prohibit Purchaser’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate, as a result of the transactions contemplated hereby, any portion of the business or assets of the Company or Purchaser; in either case, the unavailability of which assets or business would have a material adverse effect on Purchaser or would reasonably be expected to have a material adverse effect on Purchaser’s ability to realize the benefits expected from the transactions contemplated hereby.

(d) By Purchaser if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation and warranty in Sections 3.3 and 4.2 or the covenant or agreement on the part of the Shareholders in Section 6.1 or if any representation or warranty in Section 3.3 or 4.2 shall have become untrue, in either case such that the conditions set forth in Section 7.3 would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Closing, such breaches shall not have been cured within 30 days of delivery to the Shareholders’ Representative of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured).

(e) Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Shareholders, or their respective subsidiaries, officers, directors or stockholders, provided that, the provisions of Section 6.3 (Expenses), Section 9.2 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and provided that nothing herein shall relieve any party from liability for any willful or intentional breach of its representations, warranties, covenants or agreements in this Agreement.

9.3 Amendment or Supplement. This Agreement may not be amended or supplemented except by an instrument in writing signed by or on behalf of Purchaser and the Shareholders’ Representative (on behalf of the Shareholders).

9.4 Extension of Time, Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Shareholders’ Representative, on behalf of the Shareholders, on the other hand, may, to the extent legally allowed:

(a) Extend the time for the performance of any of the obligations or other acts of the other party hereto,

(b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

(c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL

10.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given or made if in writing and (a) delivered personally, as of the date of such delivery, (b) by telecopy as of the date of receipt of confirmation of transmission (provided that such telecopy was promptly confirmed by personal delivery, first class mail, or courier), or (c) by internationally recognized delivery service guaranteeing delivery in two business days or less, with the price of delivery paid by the sender, as of the date of such delivery, to the parties at the following addresses and numbers:

(i)	If to Purchaser:

SiRF Technology Holdings, Inc.
148 E. Brokaw Road
San Jose, CA 95112
Attn: Walter D. Amaral
Telephone: 408-467-0410
Facsimile: 408- 467-0420

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304-1114
Attn: Jorge del Calvo, Esq.
Telephone: 650-233-4500
Facsimile: 650-233-4545

(ii)	If to the Shareholders’ Representative:

Tomas Melander
Anders Reimers väg 12
SE-117 50 Stockholm
Sweden
Attn: Tomas Melander
Telephone: +46 (0)70 268 89 02
Facsimile: +46 (0)8 611 73 11

with a copy to:
Magnus Hedman
Hövdingevägen 8a
SE-181 62 Lidingö
Sweden
Attn: Magnus Hedman
Telephone: +46 (0)70 710 80 67
Facsimile: +46 (0)8 611 73 11

(iii)	If to any Shareholder:
To such Shareholder at the address set forth on Schedule I.

or to such other address as may be designated in writing by the parties, by a notice given as aforesaid.

10.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

10.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties, except that Purchaser may transfer or assign its rights, interests or obligations hereunder in whole or in part to one or more direct or indirect subsidiaries of Purchaser upon notice to the Shareholders, provided that no such transfer or assignment shall relieve Purchaser of any of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Interpretation. References in this Agreement to “SEK” or “Swedish Kronor” shall mean the lawful currency of Sweden, and references to “$” or “Dollars” shall mean the lawful currency of the United States.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden.

10.9 Appointment of Agent. Subject to the terms of Section 1.7 and Article VIII, the Shareholders hereby irrevocably appoint the Shareholders’ Representative as their agent to accept service of legal proceedings in connection with all matters arising out of this Agreement and the transactions contemplated by this Agreement and agree that any writ, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to such person.

10.10 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

10.11 Arbitration.

(a) Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

(b) In addition to what is set out in Section 10.11(a) above, the Shareholders expressly agree that Purchaser shall be entitled to initiate either arbitral or court proceedings against a Shareholder in order to enforce any arbitration award, decision or judgment rendered in accordance with Section 10.11(a) above in any court or arbitrator with jurisdiction in the matter under applicable laws, and for the avoidance of doubt Purchaser shall in such case not be obliged to initiate such arbitral or court proceedings against any other Shareholder.

(c) In arbitral proceedings, each party shall appoint one arbitrator. Where there are multiple parties on either side, the multiple parties, jointly, shall appoint one arbitrator. If such multiple parties are respondent and would fail to make such joint appointment within 30 days from receipt of the notice with request for arbitration, the Arbitration Institute of the Stockholm Chamber of Commerce shall make the appointment for that side. The chairman shall be appointed by the Arbitration Institute of Stockholm Chamber of Commerce. The chairman shall be a present or retired Swedish Supreme Court justice or a present or retired Swedish Appeal Court judge or a present member of the Swedish Bar Association, which membership has lasted more than five years.

(d) Unless otherwise required by law (including, without limitation, securities laws) or, as to Purchaser, the rules and regulations of Nasdaq, the parties to this Agreement undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Subject to the limitations described in this Section 10.11(d), information covered by the confidentiality undertaking in this Section 10.11(d) may not, in any form, be disclosed by either party to a third party without the prior written consent of the other party.

IN WITNESS WHEREOF, Purchaser and the Shareholders have caused this Agreement to be executed, all as of the date first above written.

SIRF TECHNOLOGY HOLDINGS, INC.

By:	/s/ Walter D. Amaral
Name:	Walter D. Amaral
Title:	SR VP & CFO

SHAREHOLDERS:

By:	/s/ Magnus Hedman
Name:	Magnus Hedman

By:	/s/ Fredrik Karlsson
Name:	Fredrik Karlsson

By:	/s/ Henrik Bergman
Name:	Henrik Bergman

By:	/s/ Mats Svalänge
Name:	Mats Svalänge

By:	/s/ Per Selinder
Name:	Per Selinder

By:	/s/ Fredrik Crafoord
Name:	Fredrik Crafoord

By:	/s/ Magnus Hedman
Name:	Riccardo Sforzini

Represented by Magnus Hedman

through Power of Attorney

By:	/s/ Ronny Jacobsson
Name:	Ronny Jacobsson

By:	/s/ Tomas Rohlin
Name:	Tomas Rohlin

By:	/s/ Tomas Melander
Name:	Tomas Melander

By:	/s/ Pär Svalänge
Name:	Pär Svalänge

By:	/s/ Jan Oredsson
Name:	Jan Oredsson

By:	/s/ Ahmad El-Masri
Name:	Ahmad El-Masri

By:	/s/ Peter Wikman
Name:	Peter Wikman

By:	/s/ Richard Nilsson
Name:	Richard Nilsson

By:	/s/ Carl Gustaf Anders Thisell
Name:	Carl Gustaf Anders Thisell

By:	/s/ Mats Erixon
Name:	Mats Erixon

By:	/s/ Martin Lindbom
Name:	Martin Lindbom

By:	/s/ Jakob Thorell
Name:	Jakob Thorell

By:	/s/ Per Lundborg
Name:	Per Lundborg

By:	/s/ Ola Tylstedt
Name:	Ola Tylstedt

By:	/s/ Maria Bergqvist
Name:	Ann-Sofie Ehrensvärd

Represented by Maria Bergqvist

through Power of Attorney

By:	/s/ Stig Danielsson
Name:	Stig Danielsson

By:	/s/ Örjan Renström
Name:	Örjan Renström

By:	/s/ Maria Bergqvist
Name:	Maria Bergqvist

By:	/s/ Christofer Andersson
Name:	Christofer Andersson

By:	/s/ Alireza Bastami
Name:	Alireza Bastami

By:	/s/ Sandeep Malhotra
Name:	Sandeep Malhotra